Exhibit 99.1

iRhythm Technologies Appoints UCLA and Cedars-Sinai Professor C. Noel Bairey Merz, M.D. to its Board of Directors

SAN FRANCISCO – April 10, 2018 – iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, announced today the appointment of C. Noel Bairey Merz, M.D. to its Board of Directors. Dr. Bairey Merz is the Medical Director of the Preventive and Rehabilitative Center at the Cedars-Sinai Medical Center in Los Angeles, California, where she also serves as the Medical Director and Endowed Chair of the Barbra Streisand Women’s Heart Center at the Smidt Cedars-Sinai Heart Institute. Additionally, she is a Professor of Medicine at Cedars-Sinai Medical Center and the David Geffen School of Medicine at the University of California at Los Angeles. Dr. Bairey Merz will serve on iRhythm’s compensation committee.

“We are pleased to welcome Dr. Bairey Merz to our Board and look forward to the contributions she will make,” said Kevin King, President and CEO of iRhythm Technologies. “Given her remarkable and extensive clinical experience in cardiology and her involvement with a wide range of organizations, we are confident she will provide unique and valuable insights that will help iRhythm navigate the ever-evolving healthcare landscape. Her background and skills will complement the depth of business insights and knowledge of our current board members.”

An international figure in preventive cardiology and heart disease in women, Dr. Bairey Merz previously served on nonprofit boards including the American College of Cardiology and the American Heart Association. Since 2016, Dr. Bairey Merz has served on multiple editorial boards including the Journal of the American College of Cardiology, Circulation and European Heart Journal. She is also chair of the National Institutes of Health (NIH)-sponsored WISE (Women's Ischemic Syndrome Evaluation) initiative. From 2005 to 2009, she served on the Scientific Advisory Board of CV Therapeutics, Inc. Dr. Bairey Merz holds a B.A. (Honors) in Biological Sciences from the University of Chicago and an M.D. (Honors) from Harvard Medical School. She completed her training in Internal Medicine at the University of California, San Francisco, and Cardiology at Cedars-Sinai Medical Center.

"I am honored to join iRhythm’s Board of Directors," said Dr. Bairey Merz. “Throughout my career I’ve embraced innovation, and iRhythm is bringing exciting new technology to cardiology that clearly benefits both providers and patients. I look forward to leveraging my expertise and contributing to the company’s clinical strategy to further iRhythm’s leadership in cardiac monitoring.”

iRhythm Technologies, Inc.    •    650 Townsend Street, Suite 500    •    San Francisco, CA  94103

phone: 415.632.5700    •    fax: 415.632.5701    •     irhythmtech.com

About iRhythm Technologies, Inc.

iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Investor Relations Contact:

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@irhythmtech.com

Media Contact:

Cherise Adkins

(415) 486-3235

media@irhythmtech.com

iRhythm Technologies, Inc.    •    650 Townsend Street, Suite 500    •    San Francisco, CA  94103

phone: 415.632.5700    •    fax: 415.632.5701    •     irhythmtech.com